                                   EXHIBIT 14

                            WEST BANCORPORATION, INC.
                                    WEST BANK
                           WB CAPITAL MANAGEMENT INC.

                                 CODE OF CONDUCT

West Bancorporation, Inc. (the "Company") has adopted a Code of Conduct (the "Code") which applies to all directors, officers and employees of the Company, West Bank (the "Bank") and WB Capital Management Inc. d/b/a VMF Capital ("VMF").

This Code is intended to promote the following:

         a. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         b. Compliance with applicable governmental laws, rules and regulations;

         c. The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

         d.       Accountability for adherence to this Code.

INTERPRETATION AND REPORTING

If you have questions about the meaning of our Code or about applying our standards to a particular situation, contact your supervisor. If you do not receive a clear explanation or believe you may not receive an adequate review of the issue by your supervisor, contact Sharen Surber.

If you believe someone has engaged in a violation of this Code or in other unethical or illegal conduct, promptly report the conduct to your supervisor, Sharen Surber or the Chairman of the Audit Committee of our Board of Directors.

VIOLATIONS AND THEIR CONSEQUENCES

Violations of our Code compromise our brand in the marketplace and may affect our success. Violations of the Code, including failure to cooperate with an investigation or inquiry may result in disciplinary action, including termination. Enforcement of this Code shall be prompt, fair and consistent, and may be administered by a supervisor, company management or the Audit Committee.

CERTIFICATION PROCESS

As a condition of employment, we are each required to comply with the Code. Once each year, each of us is asked to certify our compliance with the Code. Please ensure you are completely familiar with these standards before the certification process begins.

BACKGROUND

We always compete aggressively and ethically in the marketplace, and we will not violate the law or our ethical standards in conducting our business activities. An illegal or unethical act cannot be justified by saying it benefited the Company, or that it was directed by someone else in the organization, even a higher authority. You are never authorized by the Company to commit or to direct another employee to commit such an act.

Employees are expected to act lawfully, ethically and professionally in the performance of their jobs at all times. We pride ourselves on the fact that we are clear, truthful and accurate in what we say and do. We always act in a manner that preserves and enhances our reputation. Disparaging remarks to or about customers that compromise or jeopardize our reputation are not acceptable.

Our demands for excellence and the preservation of our integrity and objectivity are our distinguishing characteristics. We rely on employees to report the discovery of any questionable, fraudulent or illegal activities that may violate this Code. If an instance involving a senior officer is identified, the report should be made to the Chief Executive Officer or the Chairman of the Audit Committee of the Board of Directors as appropriate.

Our standards will also be strictly enforced. Any action or behavior that, in the opinion of senior management or the Board of Directors, violates or jeopardizes this standard of honesty, integrity and nondiscriminatory behavior will result in immediate disciplinary action up to and including termination.

If you're ever in a situation where the right thing is unclear, ask for clarification or examine your options with this quick test:

         -        Could it harm our reputation?

         -        Is it legal and is it the right thing to do?

         -        How would it look in the newspaper or on the news?

         - How would my friends, family, the community or shareholders view it?

         -        Is it consistent with our values?

Our reputation, and your conscience and good name, are far too valuable for you to do anything that wouldn't pass the Ethics Quick Test. This means that all of us must tell the truth and fulfill our promises. And we must treat fellow employees, customers, shareholders and our communities with honesty and respect.

HONESTY

Our business is based on mutual trust and absolute honesty in all our affairs, both internally and externally. This philosophy must be respected at all times and throughout both our personal and corporate behavior. Our business demands personal candor and openness by all. Complete candor with our lawyers, auditors, compliance staff and senior management is essential. We expect everyone to be frank and objective with information that leads to the earliest identification of real or potential, small or large problems. Violations of laws involving dishonesty or breach of trust or which may affect our reputation must be disclosed and reported to us, even if they are outside the scope of employment.

INTEGRITY

The nature of our business provides opportunities that can be developed through integrity in our personal and professional business practices. We are accountable to a number of constituencies-our shareholders, our customers, our communities and all employees.

We must treat all our resources, including our name, with the respect befitting a valuable asset. We should never use them in a manner that could be interpreted as imprudent, improper or for personal gain.

GIFTS

State and federal law prohibit employees, officers, directors, agents and attorneys of financial institutions from seeking or accepting anything of value in connection with any transaction or business of their financial institutions. The employee need not benefit directly from the item of value. It still can be considered a bribe if the item of value is for the benefit of a third person or party.

Directors, officers, employees and members of their families shall not solicit nor allow themselves to be solicited or accept gifts, entertainment, or other gratuities intended to or appearing to influence our decisions toward a customer's business.

Reasonable entertainment and other accommodations of nominal value may be accepted if offered and accepted in goodwill only and not as a return for special treatment by us. We recognize that the refusal of such gifts may damage relations and in these situations employees should consult with their supervisor or the Company's Chief Executive Officer regarding the appropriateness of exceptions. Exceptions occasionally are made allowing or encouraging employees to attend events that exceed policy if a significant customer or vendor sponsors an event or attendance at an event is important to maintaining our relationship with that customer or vendor. Generally, however, gifts are to be limited to a nominal value. Cash or checks cannot be accepted regardless of the amount.

OTHER PAYMENTS AND USES OF VENDOR RESOURCES

Payments that include fees and commissions are an integral part of business activity. We regularly engage the service of vendors as well as lawyers, accountants, consultants, and other professionals. While selection for performance of a specific service may involve a degree of subjectivity, the choice should always be predicated on quality, competence, competitive price and service, business relationship and evidence of the same standards of integrity demanded by this Code.

In all cases, we shall compete for business only on the basis of the quality and price of our services and to meet our customers' immediate and future needs. At no time will we enter into any payment or other arrangement that violates this statement, lowers our ethical standards or could conceivably bring disrepute to us. Gifts, monetary payments, loans, lavish entertainment, or other values or favors made to or received from vendors or other outside parties in exchange for business or influence of any kind are strictly prohibited.

PERSONAL BENEFIT

We do not take advantage of our position to profit personally from information, corporate property, services or other business opportunities, unless the situation is deemed incidental or authorized by us.

COMMITMENTS

You shall not make actual or apparent commitments, formally or informally, on our behalf without appropriate authorization in accordance with approved procedures. Approved commitments within the scope of one's authority must be properly documented and retained.

COMPLIANCE

We are in a business that is highly regulated at both the state and federal level. We comply with all local, state and federal laws and regulations that apply to our business. When laws or regulations seem unclear or ambiguous, employees should consult their immediate supervisor or the Compliance Officer for further clarification.

Special attention must be paid to compliance with the privacy and anti-money laundering laws and regulations. Each of us must adhere to established policies and procedures that are designed to prevent the bank from being used as a conduit for money laundering or the funding of terrorist activity. The penalties for failure to comply with the established federal regulations can be severe. In addition to personal fines and prison time, we can be subjected to corporate fines and would experience significant reputation damage should we be implicated with a money laundering event.

We must comply with our established accounting and reporting rules, regulations and controls. Records should accurately reflect transactions in a timely manner, and errors must be corrected immediately. If an employee, director or officer has concerns or complaints regarding questionable accounting or auditing matters, then he or she is encouraged to promptly submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chairman of the Audit Committee (which, will subject to its duties arising under applicable law, treat such submissions confidentially).

POLITICAL CONTRIBUTIONS

Employees are encouraged to participate in political activities of their choosing, individually and on their own time. This participation is completely voluntary, however, and no individual political effort shall be reimbursed or compensated by us.

You may of course make personal political contributions to the candidate of your choice, but you may not be reimbursed from corporate funds for such personal contributions.

Employees are prohibited by law and by these ethical standards from using normal work time or our corporate resources to engage in activities related to local, state, or national elections, or political conventions or caucuses.

LOAN AND INVESTMENT DECISIONS

We believe that all loan and investment decisions should be made in the most responsible and constructive manner possible. Loan and investment decisions should be made with strict attention to legal and financial implications and in strict accordance with the bank's asset quality standards.

We must always carefully evaluate the long-term implications of our decisions. As individuals, we should not act on behalf of the Company in transactions involving people or organizations with which we or our families have a financial commitment, interest, or decision-making influence.

Use of inside or confidential information in any personal investment decision is prohibited. It is also a violation of federal securities laws to buy or sell securities on the basis of material inside information that has not been made public, or to provide material inside information to others for their use. Please refer to additional policies in this section on Maintaining Confidentiality, Insider Trading and Proprietary Information and Customer Lists for more information.

FINANCIAL RESPONSIBILITY

Your personal financial matters should be handled with prudence at all times. Employees and their families are prohibited from borrowing from customers (other than financial institutions), suppliers, other employees or contingent workers. Employees are expected to manage their personal finances in a manner that avoids embarrassment to themselves or the Company. This includes writing checks against insufficient funds which is evidence of poor financial judgment and a violation of state law. Employee privileges carry the responsibility of prudent use, prompt payment, and care to follow all guidelines and reimbursement procedures.

A corporate credit card may be used for business-related expenses only and may not be used to secure personal cash advances or for personal purchases. Misuse of any corporate credit card or repeated late payments may be grounds for denying future use of the card or other forms of disciplinary actions, including termination. When an employee terminates, any balance owed on the account must be reconciled and payment arranged.

Falsifying business related expenses is grounds for termination. In addition, misuse of an employee checking account or any bank product or service may result in the loss of account privileges and could subject you to disciplinary action up to and including termination.

ACCOUNT TRANSACTIONS

Many of us are required to process customer account transactions such as cashing checks, waiving service fees, approving credit, etc. Employees are not allowed to process or approve transactions relating to their own personal accounts, the accounts of family members or personal acquaintances or to accounts on which they may have a personal interest or on which they are an authorized signer. Specifically, this includes, but is not limited to, refunding, reversing or waiving fees; approving or increasing credit lines; cashing checks; etc. There may be other specific restrictions pertaining to transactions on personal accounts or the account of family members or co-workers.

All account transactions must be handled in strict compliance with our policies and procedures. Examples of inappropriate transactions include, but are not limited to, misappropriation of funds; opening, closing or altering accounts without proper authorization; unauthorized transfer of funds; and transactions that are inconsistent with policies, procedures or practices.

Violation of this policy is grounds for disciplinary action, including termination. Please discuss restrictions and appropriate procedures with your supervisor.

INSIDER TRADING

Our activities frequently result in obtaining material and non-public information about other companies.

Directors, employees or other insiders who possess material non-public information concerning a company or specific securities are prohibited by law from effecting any transactions in the relevant securities.

Directors, employees or other insiders may not buy or sell securities of companies with which they have significant dealings on our behalf or for which they have responsibility on our behalf.

TRANSACTIONS BY EMPLOYEES OR OTHER INSIDERS IN THE SECURITIES OF WEST BANCORPORATION, INC.

We recognize the special interest that employees and other insiders may have in owning the Company's common stock. No director or employee may trade in the Company's common stock while in possession of material non-public information about the Company, the Bank or VMF, or in violation of the provisions of our Insider Trading Policy. Employees and other insiders should review the Insider Trading Policy to see if it applies to them and contact the Chief Financial Officer regarding any questions.

MAINTAINING CONFIDENTIALITY

It is essential that we maintain a professional standard of conduct that assures confidentiality of information and relationships with our customers. Confidential information regarding customers or banking transactions should not be discussed except in the normal transaction of business.

The use of any banking information stemming from your employment shall be restricted to that which is absolutely necessary for legitimate and proper business purposes. Externally, we should protect the privacy of our customers. A random remark with family, friends or acquaintances can form the basis for misinterpretation or otherwise violate the integrity of our relationships.

Also, information about how we run our business (such as our strategic plans and our products) or other non-public information about customers must be treated with utmost discretion.

Inappropriate discussions or the improper release of information may result in disciplinary action up to and including termination. When your employment ends, your obligation to maintain the confidentiality of information continues to apply.

PROPRIETARY INFORMATION AND CUSTOMER LISTS

As directors and employees, we may produce, develop and have access to information, ideas, inventions, techniques, processes, computer software, "know how," materials, programs, reports, studies, records, data, customer lists, customer information, trade secrets and other information not generally available to the public regarding the bank and all related entities, their customers, prospective customer and other third parties (collectively "Proprietary Information"). Proprietary Information may be original, duplicated, computerized, memorized, handwritten or in another form.

Proprietary Information (whether developed or produced by an employee, or provided to any employee by the bank or a customer or other third party) is entrusted to employees as representatives of the Company. Our directors and employees may not use, duplicate or remove any Proprietary Information except for the sole purpose of conducting business on our behalf. All records, files, documents and other Proprietary Information employees prepare, use or come into contact with shall remain our property.

Because it is unique and cannot be lawfully duplicated or easily acquired, we protect this information with trade secret status. Directors or employees may not use, divulge or disclose Proprietary Information to any third party. Under no circumstances should a director or an employee reveal or permit this information to become known by any of our competitors, or any other third party, either during or after employment.

We are expected to use reasonable care to prevent the disclosure or destruction of Proprietary Information that we possess or use. If you cease to be employed by us, individuals must return all Proprietary Information, including information that may have been retained in personal items (e.g. electronic devices or home computers).

Employees are paid to work for us and may be using our facilities and equipment to develop Proprietary Information. As a condition of employment, all employees acknowledge and agree that Proprietary Information is our sole property and disclaim any rights and interest in any Proprietary Information and assign these rights to us. Additionally, all employees agree to immediately disclose all Proprietary Information to us.

Our customer lists and other Proprietary Information about customers, directors, and employees are to be treated as highly confidential in all cases. This information may not be disclosed to any third party or used for any purpose other than performance of job duties for us either during or after employment.

Unauthorized use or duplication of customer lists and other information (including copies in electronic form) is expressly forbidden.

CONFLICT OF INTEREST

It is a conflict of interest if you have an interest outside of work that interferes with your responsibilities to us or affects your ability to perform your duties properly. You must avoid conflicts of interest and potential conflicts of interest, including situations where there might be an appearance that there is, or could be, a conflict of interest.

Employees may not engage in any employment or activity which is in competition with our business; which conflicts with the fiduciary obligations of any other department; or which creates a conflict of interest with the employee's position or department. In all cases, positions in which you are employed outside of work must be approved in advance by your supervisor.

We encourage participation in civic affairs as a part of our commitment to community involvement including service with constructive and legitimate for-profit and not-for-profit organizations. There are cases, however, in which organizations have business relationships with us or in which the handling of confidential information might result in a conflict of interest.

All actual and potential conflicts of interest must be reported immediately to your supervisor.

FIDUCIARY APPOINTMENT

You may not accept an appointment or continue to act as a fiduciary or co-fiduciary of any estate, trust, agency, guardianship or custodianship account of one of our customers (other than a family member) unless authorized by the Chief Financial Officer and your supervisor or except as appropriate in the regular and proper discharge of your job responsibilities.

INHERITANCE UNDER WILLS OR TRUSTS

You or your immediate family members may not receive any inheritance from a customer unless the customer is a family member or you have never dealt with the customer as a representative of the company or any of its affiliates. If you have been named as a beneficiary in a prohibited situation, immediately notify the Chief Financial Officer who will discuss the situation with your supervisor.

DIRECTORSHIPS

You may accept election or appointment to public or civic commissions and to boards of nonprofit corporations if you give reasonable notice to your supervisor before you are elected or appointed.

Antitrust and banking laws prohibit certain interlocking corporate directorships and management positions. All candidacies or appointments to business corporation boards, and the terms and remuneration related to the directorship, must be approved in advance by the Chief Financial Officer and your supervisor.

To avoid a potential conflict of interest you may not, without the approval of the Chief Financial Officer and your supervisor, serve on the board of an entity that: competes with us; is in substantial default to the bank on a loan, contract, or other obligation; or is involved in a substantial controversy or litigation with us.

In all cases, senior management's knowledge and approval of the appointment or candidacy does not imply that you are serving at our direction or desire, nor does it imply our endorsement of the organization or its purposes.

ANTITRUST COMPLIANCE

Antitrust law is extremely complex. You are prohibited from entering into arrangements with competitors to set or control prices, rates, trade practices or marketing policies. You must avoid any situation in which it might even appear that you have entered into such an arrangement. You also must avoid conversations with competitors regarding pricing, trade practices, marketing policies, or similar information.

It also is an antitrust violation to require customers to engage in certain tied or reciprocal transactions. We will not extend credit, lease or sell property of any kind, furnish any service, or fix or vary the consideration for any business activity on the conditions that:

- The customer obtain some additional credit, property or service other than a loan, deposit or trust service;

-        The customer obtain any additional service from a bank affiliate;

- The customer provide some additional credit, property, or service to us; or

- The customer not obtain some other credit, property, or service from one of our competitors.

Employees are encouraged to contact the Compliance Officer when contemplating transactions involving multiple products and services.

USE OF COMPANY RESOURCES

Our telephones, personal computers, copy and fax machines, supplies, mail service, e-mail, bulletin boards and conference rooms are intended for our business only. Personal use of these or other of our resources can disrupt the vital flow of information or tie up resources our customers depend on. Personal telephone calls should be limited and Company addresses or mail, including e-mail, should not be used for personal correspondence. Misuse or abuse of Company resources may result in disciplinary action, including termination. Company resources assigned to you during the course of your employment, must be returned upon termination and/or at our request.

BUSINESS COMMUNICATIONS AND RECORDS

All communications, whether verbal or written, should be conducted professionally and should adhere to our ethical standards. What we say, write and do should reflect a clear understanding of our ethical values and expectations and should demonstrate sound personal judgment. That means being clear, truthful, and accurate. It also means being respectful. Always avoid exaggeration, colorful language, guesswork, legal speculation, and derogatory remarks or characterizations of people, companies or their products and services. What we say, write or do should preserve or enhance our integrity and reputation-it should never jeopardize it. This policy applies to communications of all kinds, including voice mails, e-mail and informal notes or memos.

The following section of this policy provides guidance specifically regarding e-mail communications, but also applies in principle to all other forms of communication as well, including voice mail and memos.

E-MAIL

E-mail is an important form of internal and external communication. E-mails are written records and even if deleted, they may be stored and accessed as permanent records. Our ethical standards apply to every e-mail we create no matter how informal or casual it may be. An e-mail should never be created or sent if it does not first pass the scrutiny of our ethical standards.

Like voice mail, computer systems or other office equipment, e-mail is our exclusive property and it is not intended for personal use. The sharing or transmission of jokes, excessive use of e-mail for non-business matters, or other unauthorized use of e-mail is never appropriate. All e-mails should be created with the understanding they may be formal public records. They should be written in a professional tone and they must be protected from unauthorized disclosure or access. The transmission of all messages must comply with all Company policies.

Important Tips to Follow When Writing E-mails

         - Draft e-mails just as you would any other letter that may become a formal, written record. Be clear, truthful and accurate. Don't exaggerate or use colorful language. Avoid writing e-mails in the form of casual conversation.

         - Ensure our ethical standards are followed. That means being respectful, professional and consistent with the spirit and intent of our ethical standards and policies. Always avoid the use of profanity and/or disparaging remarks.

         - When responding to e-mails, ensure your message contains sufficient context to avoid misinterpretation.

         - Write e-mails in response to the specific requirement of your job; avoid using e-mail for personal and/or non-business purposes.

         - Never send an e-mail that you would be embarrassed to see repeated in print at a later date.

         - Review it carefully before you send it. Does it meet our standards?

Some Important Notes about E-mail

         - This Code applies equally to electronic communications. No e-mail messages should be sent which may be perceived as offensive, intimidating or hostile.

         - E-mail on the Company system is not protected by any privacy right. We reserve the right to monitor any employee's e-mail and computer files for any reason. Examples include, but are not limited to, e-mails containing sexual innuendo or off-color jokes; chain letters; downloading, copying or sending confidential information to an unauthorized party; excessive or unauthorized personal use that violate company policy.

         - It is important to keep in mind that all public statements about us must be accurate and consistent. When using Internet communications such as online forums, bulletin or message boards and chat rooms, it may sometimes give the appearance that you are communicating with a small group. You may, however, potentially be communicating with a very large audience. We prohibit such communications purported to be on our behalf or in your capacity as an employee. Only authorized spokespersons may communicate about the Company and its policies, practices and procedures. We treat Internet communications like any other publication. Although it may be tempting to comment or correct errors about us that you find on the Internet, due to legal constraints and to ensure consistency, doing so is a violation of Company policy.

MEDIA CONTACTS

We are committed to building and maintaining effective and ongoing communications with key stakeholders through the media. Effective media relations also ensure that our public statements express a clear and factual representation of the Company.

It is our policy that all media inquiries will be forwarded to the Director of Marketing. Only the Director of Marketing is authorized to initiate contact with the media. Certain exceptions to this policy may be granted in writing by the Chief Executive Officer.

RESPECT AND CONSIDERATION IN OUR DEALINGS WITH ALL

Our goal is to treat fellow employees with respect, consideration and understanding. Our intention is to foster a climate conducive to a high level of performance through full communication at all levels. We encourage the open discussion of job-related problems and prompt resolution of those problems.

Externally, we must treat customers, potential customers, vendors and the communities we serve with equal respect. This demands courteous service, as well as ethical business conduct and compliance with all laws and regulations. As employees of a customer-driven institution, we have the responsibility to act in ways that reflect favorably on us. In addition, we are frequently asked by our customers to offer opinions on legal or tax matters. Employees should refrain from offering any advice where they lack professional qualifications or are legally prohibited from providing advice.

Being considerate and open in our dealings demands the development, encouragement and maintenance of a positive attitude towards ethical behavior, one important dimension of which is an open appreciation of diversity. It is absolutely essential for us to value and respect differences among the people with whom we interact daily. When we are able to manage effectively our reaction to diversity, we can be more successful in identifying and meeting customer needs and developing effective work relationships, thereby increasing productivity.

We must be compelled to conduct our day-to-day business with the highest standards of integrity, and we must devote our complete efforts to successfully performing our jobs to ensure the attainment of our Company goals and objectives. It is in this spirit that all employees are expected to act.

EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION

We have made a commitment to create a work environment that values each individual's unique talents and background, respects differences, and recognizes the opinions and ideas of every employee.

Current employees, the labor market and our existing and prospective customers comprise a widely diverse population. We are committed to equal employment opportunity. Embracing diversity is not only the right way to do business, it is essential to the success of our business. The way we will serve a diverse marketplace is by having a diverse workforce.

We prohibit both discrimination against and harassment including offensive or degrading remarks and conduct, of any employee or applicant, and ensure that all personnel practices are administered on individual merit and capability without regard to race, religion, color, age, sex, national origin or ancestry, sexual orientation, disability, veteran status, or other factors identified and protected by federal, state, and local legislation. These practices include, but are not limited to, recruitment, advertising, selection, compensation, training, placement, transfer, demotion, promotion, disciplinary action and termination. Harassment because of race, religion, color, age, sex, national origin or ancestry, sexual orientation, disability, veteran status, or other factors identified and protected by federal, state, and local legislation may be prohibited by law and is not tolerated.

If you have a concern about offensive behavior, please contact your supervisor. Allegations of offensive behavior and harassment are taken seriously. We will investigate and will take appropriate corrective action if it is determined that a violation of our policy has occurred. No employee will be subjected to retaliation for making a report of offensive behavior or harassment.

EMPLOYEES AND CUSTOMERS WITH DISABILITIES

Individuals with disabilities are entitled to the same access to goods, services, products, accommodations and employment as persons without disabilities. We are committed to providing reasonable accommodations for qualified employees and customers who have disabilities.

We include individuals with disabilities in our non-discrimination policy and as part of the diversity of the workforce. We will make reasonable accommodations so that an individual with a disability may have the opportunity to perform the essential functions of a particular position and otherwise participate fully in employment. Sometimes this may involve special equipment or simple physical adjustments to the work site.

If you have a disability that requires special accommodation within your current job or in a position for which you wish to apply, please discuss your situation with your supervisor or Sharen Surber. They will work with you to try to evaluate accommodation options.

It's important to be aware that customers may have disabilities that need to be accommodated. Whether you work with customers face to face or over the phone, please pay attention to any physical or communication barriers customers encounter, offer assistance and provide your manager with information about the situation. We want to ensure that architectural and communication barriers are remedied where feasible so that all customers have equal access to our products and services.

SOLICITATION

Solicitation during working time for products, services, charities or interests not related to Company business can have a negative impact on our ability to serve our customers and can be disruptive to our internal workflow particularly when multiple employees are soliciting for the same event. For this reason, we prohibit any active solicitation of employees by other employees and non-employees during any work time, whether it is for participation in volunteer agencies, the sale of goods or services, or contributions to a charitable organization. Except for Company sponsored charitable fund-raising or events which receive senior management approval the term "work time" is defined as time spent in the performance of job duties. If you wish to solicit your co-workers for such an event contact your supervisor and provide the details so your request can be considered.

SUBSTANCE ABUSE

We recognize that alcohol and drug abuse adversely affect job performance and safety in the workplace. We believe that a productive and safe work environment is in the best interest of our employees, our customers and our shareholders. Therefore, we prohibit or restrict the use of alcohol, narcotics, depressants, stimulants, hallucinogens and marijuana, as well as the use of prescription drugs when resulting behavior or appearance adversely affects work performance.

Possession or use of narcotics, depressants, stimulants, hallucinogens and marijuana on Company premises is prohibited and grounds for immediate dismissal.

Consumption or possession of alcoholic beverages on Company premises, other than for sanctioned activities after normal business hours, is prohibited and will be grounds for disciplinary action including dismissal.

Consumption of intoxicating beverages during lunch or a business meeting is not acceptable business behavior. If you feel such consumption is necessary then request the remainder of the day off.

During bank or other social functions please keep consumption of alcoholic beverages to a reasonable level. The Company's image is a direct result of its staff's behavior.

This policy applies to all employees, including contract employees or employees of temporary employment agencies. The policy is applicable at Company facilities or wherever Company employees are performing Company business.

We recognize that drug and alcohol abuse are serious problems that may be successfully treated. Employees who feel that substance abuse is a problem for themselves or family members can obtain confidential help through the Employee Assistance Program.

Any employee who is unable to work due to alcohol or drug use, who uses illegal drugs at or outside of work, or who violates this policy may be sent home and may be subject to disciplinary action, up to and including termination. In addition, the employee may be referred to the Employee Assistance Program for an evaluation. This referral does not preclude other disciplinary action, including termination of employment, nor does it imply or constitute disciplinary action.

SMOKING

The Company provides a smoke-free workplace for our employees and customers. This means that you are not permitted to use tobacco products in any Company facility. Smoking is allowed outdoors.

OFFENSIVE BEHAVIOR AND HARASSMENT

It is the Company's policy and the responsibility of all employees to maintain a working atmosphere free of harassment, intimidation and/or unwelcome or inappropriate conduct, including sexual overture, jokes, graphic material, etc. Verbal or physical conduct of a demeaning or sexual nature that creates an intimidating, hostile or offensive working environment, that in any way affects the employment relationship or is otherwise deemed to be inappropriate by the Company is not permitted.

Harassment may include verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of the individual's race, religion, color, age, sex, national origin or ancestry, sexual orientation, disability, veteran status, or other factors protected by state and local legislation. Harassment may include but is not limited to: disparaging remarks; slurs; negative stereotyping; threats; intimidation; hostile acts; and denigrating or hostile written or graphic material posted or circulated in the workplace.

Harassment may also include sexual harassment which includes any unwelcome sexual advance, request for sexual favor, and other verbal or physical conduct or a sexual nature where:

         - Submission to the conduct is or is threatened to be a condition of employment;

         - Submission to or rejection of such conduct is used or is threatened to be used as the basis for employment decisions;

         - The conduct has the purpose or effect of unreasonably interfering with an individual's work performance; or

         - The conduct has the purpose or effect of creating an intimidating, hostile or offensive work environment.

Employees who violate this policy are subject to disciplinary action up to and including termination.

If an employee believes he or she has been harassed by a co-worker, member of management, vendor or customer, promptly report this to the supervisor or Sharen Surber. A timely investigation will be conducted and appropriate action will be taken. We will not tolerate any retaliatory action against any individual for reporting such an incident.

USE OF COMPANY TECHNOLOGY

Technology, including computer hardware and software, is an important asset for us and our customers.

The Information Security Services policies, available through your supervisor, provide direction for using technology. They also identify precautions that should be taken to secure date from unauthorized access. All employees who use our technology resources must become familiar with and understand policies and standards and comply with their provisions.

Some of these basic rules include, but are not limited to, the following:

         -        Use resources and data only for authorized purposes.

         - Do not attempt to access data that you are not authorized to access.

         - Ensure information is treated as a valuable Company asset and is disclosed only on a need-to-know basis.

         -        Use all software in accordance with its license agreements.

         - Do not make any unauthorized copies of any software under any circumstances. Anyone found copying software other than for backup purposes is subject to disciplinary action, including termination.

         -        Do not use our computer resources for personal business.

         -        Do not access inappropriate Internet sites.

COMPUTER AND INFORMATION SECURITY

Protecting information from unauthorized disclosure is a responsibility of all employees. It is important to be familiar with all policies concerning computer systems, information and privacy. These policies are available from your supervisor and should be reviewed carefully. In general, here are a few basic rules to keep in mind:

         - Ensure that all of your computer access is on a need-to-know basis and is limited to the information required to perform your job.

         - Provide for the physical security of the hardware. Laptop computers and system components are extremely vulnerable to theft.

         - Ensure you have power-on and screensaver passwords on your personal computers.

         - Ensure you have current virus detection software on your computer.

         -        Do not write down access codes or passwords.

         - Do not share your user ID or passwords with anyone. You are responsible for all unauthorized use of your user ID.

         - Change your passwords if you suspect your user ID has been compromised and contact Information Security Services.

SERVING AS AN EXPERT

The expertise you develop in the course of your employment may provide opportunities to participate in outside activities as a paid or unpaid speaker or consultant. It is important to discuss these opportunities with your supervisor to ensure there is no conflict between organizational and personal interests. Use or distribution of materials or products developed as part of your responsibilities with us should occur only with the authorization of your supervisor.

PRIVACY IN THE WORKPLACE

We may assign workspace, equipment, or other Company property for use in performing your job accountabilities. Company property is not intended for personal use. We reserve the right to access and/or search workspace and equipment that has been assigned to you. Equipment owned by employees but used for business purposes is not considered private and may be accessed and searched for any purpose. We also reserve the right to monitor employee accounts and electronic forms of communication, including e-mail, telephones, computer systems and other electronic records for any reason.

We prohibit unauthorized recording of conversations, meetings, etc.

RETALIATION

To the extent consistent with applicable law and the Company's whistleblowing policy, the Company will not retaliate against employees, officers or directors who in good faith make reports or complaints of violations of this Code.